Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Nxt-ID, Inc. (the “Company”) on Post-Effective Amendment No.1 to the Form S-1 (File No. 333-194121) of our report dated February 24, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Nxt-ID, Inc. and Subsidiary as of December 31, 2013 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

April 30, 2015